Exhibit 10.12

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of the 25th day of May, 2011, by and between PMI Holdings, Inc., a Delaware corporation (the “Company”), and Ken C. Calwell, a resident of Dublin, Ohio (the “Executive”).

WHEREAS, the purpose and business of the Company will be to operate a ‘take and bake’ pizza franchising business (the “Business”);

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, to be effective on June 6, 2011 (the “Effective Date”). Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third anniversary of the Effective Date (the “Employment Period”). On the third anniversary of the Effective Date and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period; provided, however, the Company or the Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election not less than ninety (90) days prior to the end of the then current Employment Period.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as President of the Company and Executive’s duties and responsibilities shall include those duties consistent with such position reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”); provided, however, the parties hereby agree that the Executive shall be promoted to the position of Chief Executive Officer of the Company by no later than December 31, 2011. Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, engaging in charitable or civic activities, or serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not) or being a member of, and participating in meetings and other events held by, the Young Presidents Organization, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

3. Compensation.

3.1 Base Salary.

(a) In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $395,000 per calendar year during his employment; provided, however, upon the earlier of (i) January 1, 2012 and (ii) the Executive’s promotion to Chief Executive Officer of the Company, the Base Salary shall increase to the rate of $465,000 per calendar year during his employment.

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives, but no less frequently than monthly, and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions required by law or otherwise authorized in writing by the Executive in accordance with the Company’s customary payroll procedures.

(c) The Base Salary will be reviewed on an annual basis by the Board and may be increased based on individual performance and/or the performance of the Company.

3.2 Bonus. During the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), in an amount up to (a) $360,000 for 2011, which shall be pro-rated based on the time period from the Effective Date through December 31, 2011, and (b) 60% of the Base Salary for any other year during the Employment Period, payable in accordance with the Company’s incentive compensation policy; provided, that, such Annual Bonus shall in no event be paid later than March 15 of the calendar year following the fiscal year to which such Annual Bonus relates. The Annual Bonus shall be based upon the attainment of certain financial and operating metrics, including, but not limited to, targets with respect to (i) EBITDA, (ii) store openings, (iii) new store average weekly sales and number of weeks, and (iv) same store sales growth, as mutually agreed upon in good faith by the Executive and the Board with respect to the Company’s financial and operating performance for any fiscal year ending during the Employment Period. The Annual Bonus shall be subject to all necessary withholding taxes, FICA contributions and similar deductions referenced in Section 3.1(b).

3.3 Vacation. Executive shall be entitled to take four (4) weeks vacation in any given year during the Employment Period, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder; provided, however, the Executive may not carryover more than four (4) weeks of vacation in any given year during the Employment Period. Upon termination of employment, the Company shall pay the Executive for vacation time that the Executive accrued but did not use.

3.4 Benefits. During the term of Executive’s employment under this Agreement, Executive, and his spouse and eligible children shall be entitled to participate in any benefit plans (excluding any severance or bonus plans unless specifically referenced in this Agreement), including, without limitation, any health, hospitalization and medical insurance programs, offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as that generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion.

3.5 Relocation and Moving Expenses. In addition to the Benefits Plans, the Company or its affiliates shall provide the Executive with the following additional benefits: (i) an unsecured, subordinated loan from the Company or its affiliates in such amount as requested by the Executive, not to exceed $500,000, bearing interest at the then applicable federal rate for loans with a one-year maturity date published by the Internal Revenue Service from time to time under Section 1274(d) of the Internal Revenue Code to enable the Executive to purchase a new home, (ii) transitional housing expenses for the period from the Effective Date until the Executive purchases a new home in an amount not to exceed $4,300 per a month, (iii) relocation and moving expenses paid by the Executive within twelve months from the Effective Date, which shall include the fees, if any, required to be paid by the Executive to realtors in Dublin, Ohio and Vancouver, Washington, and household moving fees and closing costs, in an amount not to exceed $45,000), and (iv) the costs incurred in connection with (a) three round trips to Portland, Oregon for the Executive’s immediate family and (b) five round trips to Portland, Oregon for the Executive.

4. Termination. Executive’s employment hereunder may be terminated as follows:

4.1 Automatically in the event of the death of Executive;

4.2 At the option of the Company, upon ten (10) days prior written notice to Executive or his personal representative in the event of the Permanent Disability of Executive, unless the Executive resumes his normal and customary duties hereunder prior to the expiration of such notice period in which case no termination of the Executive’s employment shall occur. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days;

4.3 At the option of the Company for Cause (as defined in Section 5.4);

4.4 At the option of the Company at any time without Cause;

4.5 At the option of Executive, at any time, for any reason, on sixty (60) days prior written notice to the Company;

4.6 Immediately in the event of a breach by the Executive of Section 7 of this Agreement; or

4.7 At the option of Executive for Good Reason (as defined in Section 5.5), on thirty (30) days prior written notice to the Company.

5. Payments.

5.1 Death or Permanent Disability. Upon the termination of Executive’s employment due to death or Permanent Disability, Executive or his legal representatives shall be entitled to receive (i) an amount equal to Base Salary payable through the date of termination, (ii) a pro rata portion of Executive’s Annual Bonus, if any, for the applicable period of the calendar year for which Executive was employed (which portion of the Annual Bonus shall be reasonably determined by the Board in good faith at the end of the year in which termination occurs in accordance with the Board’s bonus determination policies then in effect), payable at the same time as such payment would have been made if not for Executive’s death or Permanent Disability, (iii) any unpaid Annual Bonus in respect of any prior calendar year, (iv) any then unreimbursed business expenses of the Executive, and (v) any accrued and unused vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable laws.

5.2 Termination Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company at any time during the Employment Period without Cause or by the Executive at any time during the Employment Period for Good Reason

(a) the Company shall, commencing on the date of such termination of employment, pay to the Executive an amount (the “First Year Payment”) equal to the sum of (A) the Base Salary in effect as of the effective date of such termination and (B) an amount equal to his Annual Bonus, if any, for the calendar year prior to the calendar year in which his employment is terminated, payable in semi-monthly installments for a period of twelve (12) months;

(b) the Company shall, at the same time bonuses are paid to its executives, pay to the Executive a lump sum amount equal to the Annual Bonus which would be payable to the Executive in respect of the calendar year in which his employment is terminated based on actual performance multiplied by a fraction, the numerator of which is the number of days from January 1 of the calendar year in which his employment terminated through the date of such termination and the denominator of which is 365;

(c) at the Executive’s election the Executive will be entitled to continue your coverage under all health and medical insurance policies maintained by the Company for twelve (12) months following the termination of his employment, in fulfillment of the Company’s obligations to him under Section 4980B of the Code or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the cost of such coverage to be paid by the Executive.

(d) the Executive will automatically become vested in that number of unvested shares of common stock of the Company granted to the Executive by the Company pursuant to that certain Time Vesting Restricted Stock Agreement by and between Papa Murphy’s Holdings, Inc. and the Executive, dated as of the date hereof, in which the Executive would have been vested if he had remained employed by the Company for eighteen (18) months following the Executive’s termination, and any shares of common stock of the Company that would have remained unvested as of such date after giving effect to the foregoing provision shall be automatically forfeited as of the date of the Executive’s termination;

(e) if such termination is due to the failure of the Company to make the Executive the Chief Executive Officer of the Company by December 31, 2011, in lieu of any payment made pursuant to Section 5.2(a) or (b), the Company shall pay to the Executive, as liquidated damages and not as a penalty, an amount equal to the product of $38,750 multiplied by the number of calendar months from and including the month in which this Agreement is terminated due to such failure through and including the month in which the Employment Period, but for such termination, would have ended (the “Liquidated Damages Amount”) and such Liquidated Damages Amount shall be paid by the Company to Executive in equal monthly installments in accordance with the Company’s customary payroll procedures; provided, however, should the Company fail to make any such monthly payment within ten (10) days following the last calendar day of the month in which any such payment is due the entire balance of the Liquidated Damages Amount shall become immediately due and payable; and

(f) the Company shall pay to the Executive (i) any unpaid Annual Bonus in respect of any calendar year prior to the year in which this Agreement is terminated, (ii) any then unreimbursed business expenses of the Executive, and (iii) any accrued and unused vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable laws;

provided, that, if Executive does not execute a fully effective non-revocable release, the form of which is attached hereto as Exhibit A (the “Release”) within sixty (60) days of the termination of employment, then, beginning on the sixtieth (60th) day following the termination of employment, the Company shall cease to provide to Executive any such coverages and/or benefits under any of the applicable plans, except to the extent required by law.

5.3 Termination for Cause, by Executive without Good Reason or by Nonrenewal. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 4.3, by Executive without Good Reason pursuant to Section 4.5 or as a result of non-renewal by the Company or Executive pursuant to Section 1.

5.4 Cause Defined. For purposes of this Agreement, the following shall constitute “Cause” for termination:

(a) indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(b) gross negligence or willful misconduct of the Executive in the performance of his duties with respect to the Company or any affiliate of the Company; or

(c) (i) material breach by the Executive of any of the Executive’s obligations to the Company or (ii) failure to comply with (A) the reasonable directives of the Board or (B) the written policies of the Company and its subsidiaries.

provided, that, in the case of clause (c), in the event that the Company provides written notice of termination for Cause in reliance upon this Section 5.4, the Executive shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice specifying in reasonable detail the facts forming the basis for such termination.

5.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s consent:

(a) the Company materially breached its obligations under this Agreement;

(b) any material diminution of significant duties of the Executive;

(c) a reduction in Executive’s Base Salary of 5% or more either individually or pursuant to a reduction applicable to all senior executives or employees generally, unless otherwise mutually agreed to by Executive and the Company;

(d) the Company fails to appoint the Executive as Chief Executive Officer of the Company effective by no later than December 31, 2011; and

(e) the Company’s corporate headquarters is moved a distance of at least fifty (50) miles from its current corporate headquarters in Vancouver, Washington;

provided, that, in each case, in the event that Executive provides written notice of termination for Good Reason in reliance upon this Section 5.5, the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.

5.6 Condition to Payment. All payments and benefits due to Executive under this Section 5 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of the Release and (ii) compliance by Executive with his obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 7 and under any stockholders or other agreement to which the Company and Executive are a party.

5.7 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in this Section 5, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Company under this Section 5 that expressly or by implication survive the termination of (ii) the Employment Period and (i) this Agreement shall survive such terminations.

5.8 Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer and director of the Company and all of its subsidiaries and affiliates.

5.9 Survival. This Section 5 shall survive any termination or expiration of this Agreement.

6. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.

7. Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights.

7.1 The Executive hereby agrees that during the period commencing on the date hereof and ending on the date that is two years following the date of the termination of Executive’s employment with the Company (the “Noncompetition Period”), the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company has conducted business, is conducting business or is then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a spouse, parent or sibling of the Executive, whose business, activities, products or services are competitive with any of the principal business, activities, products or services conducted, offered or then contemplated to be conducted or offered by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prohibit the Executive from being employed by any business, organization or person that operates (i) in the quick service or fast casual (e.g., Panera) restaurant or franchising industries and derives less than 10% of its total revenue from the sale of pizza or from royalties associated therewith or (ii) independent or chain/franchise full-service restaurants providing table service (e.g. California Pizza Kitchen) regardless of what percentage of such restaurant(s)’ total revenue come from the sale of pizza or from royalties associated therewith. Without implied limitation, the foregoing covenant shall be deemed to prohibit (i) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates (other than a store employee of the Company or any of its direct and/or indirect subsidiaries and affiliates), or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates (other than a former store employee of the Company or any of its direct and/or indirect subsidiaries and affiliates) who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (ii) encouraging for or on behalf of the Executive or any such competitor any such officer or employee (other than a store employee of the Company or any of its direct and/or indirect subsidiaries and affiliates) to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, and (iii) soliciting for or on behalf of Executive or any such competitor any client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates who was a client (including all franchisees) during the six (6) month period immediately preceding the date of such solicitation for the purpose of causing such client to cease doing business with or reduce the amount of business such clients does with the Company or any of its direct or indirect subsidiaries or affiliates. The foregoing provisions of this Section 7.1 shall not be deemed breached or violated by any general advertisement or other solicitation that is not specifically targeted for members of any of the groups enumerated in this Section 7.1.

Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise. As of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage, and other than passive investments in the shares of public companies of less than five percent (5%).

7.2 In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 7 including all predecessors of the Company) and its affiliates, Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive or Executive’s agents or affiliates in the course of Executive’s employment shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing. The foregoing provisions of this Section 7.2 shall not preclude the Executive from using, or be deemed breached if Executive uses, information which is generally known and used by persons with training and experience comparable to his own or which is common knowledge in the industry or otherwise legally in the public domain.

7.3 During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7.3.

7.4 The term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 7.2.

8. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled (a) to seek to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (b) to cease making any payments or providing any benefit otherwise required by this Agreement, including, without limitation, any severance payment required under Section 5.2, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.

9. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to, and shall, reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

10. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, return receipt requested, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

PMI Holdings, Inc.

c/o Papa Murphy’s International, Inc.

8000 N.E. Parkway Drive, Suite 350

Vancouver, WA 98662

With copies to (which shall not constitute notice):

Papa Murphy’s Holdings, Inc.

c/o Lee Equity Partners, LLC

650 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ben Hochberg

         Yoo Jin Kim

Facsimile: (646) 781-3700

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Douglas P. Warner, Esq.

Facsimile: (212) 310-8007

If to the Executive:

Ken C. Calwell

7496 Harriott Road

Dublin, Ohio 43017

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, NY 10022

Attn: Andrew C. Peskoe, Esq.

Facsimile: (212) 754-0330

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 10.

11. Miscellaneous.

11.1 Executive Representation. Executive hereby represents to the Company that he has provided the Company with true and correct copies of any non-competition, non-solicitation, or confidentiality agreement binding on Executive with any other person, including, but not limited to, Wendy’s/Arby’s Group, Inc. or its subsidiaries. Executive hereby represents to the Company that he is not in breach of any such non-competition, non-solicitation, or confidentiality agreement and the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any such non-competition, non-solicitation, or confidentiality agreement.

11.2 Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

11.3 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

11.4 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

11.5 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

11.6 Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, this set-off right is limited to actual amounts owed by Executive to the Company (which, for the avoidance of doubt, shall exclude any lost profits or consequential or indirect damages).

11.7 Section 409A.

(a) If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

(b) The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(c) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

11.8 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

11.9 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the termination of the Executive’s employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in the city of New York, NY, in the borough of Manhattan in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11.9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11.9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that, any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.9.

11.10 Counterparts. This Agreement may be executed by the parties hereto in counterparts, with the same effect as if they had signed the same document. Any such counterpart may be executed and delivered by telecopier, facsimile transmission or other electronically recorded copy (including a .pdf file), all with the same force and effect as if the same were a manually executed and delivered original counterpart. Each counterpart shall be deemed to be an original, and it shall not be necessary in making proof of the contents of this Agreement to produce or account for more than one counterpart. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete agreement.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

PMI HOLDINGS, INC.

By:	/s/ John D. Barr
Name:	John D. Barr
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Ken C. Calwell
Ken C. Calwell

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT OF KEN CALWELL]

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) dated as of             , 2011 by and among Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”) and Ken C. Calwell (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated             , 2011 (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company has terminated effective             , 20     (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Employment Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 5 of the Employment Agreement.

3. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act, Family Medical Leave Act, Washington Law Against Discrimination, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) with respect to the rights of the Executive to indemnification and contribution, whether in accordance the Company’s Certification of Incorporation, the Employment Agreement or otherwise, in respect of claims asserted against the Executive or the Company for his acts as an employee, officer or director of Company, (ii) to pay any amounts or benefits pursuant to Section 5 of the Employment Agreement, (iii) with respect to the Executive’s rights as a shareholder or equity-award holder of the Company, whether arising under or out of the Performance Vesting Restricted Stock Agreement dated May     , 2011 between the Executive and the Company, the Time Vesting Restricted Stock Agreement dated May     , 2011 between the Executive and the Company or otherwise, or (iv) to the Executive and his eligible, participating dependents or beneficiaries under any existing group health, medical, welfare (excluding severance), equity, or retirement plan of the Company in which the Executive and/or such dependents are participants or COBRA.

5. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice, and has had the opportunity to do so. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Secretary of the Company within the 7 day period. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and mutual release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

This Release shall become effective on the seventh (7th) day following the day that this Release becomes irrevocable under Paragraph 5. All payments due to the Executive shall be payable in accordance with Section 5 of the Employment Agreement.

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